                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                                 Year Ended 30 September              Six Months Ended 31 March
                                                            ----------------------------------        -------------------------
                                                   1989      1990      1991      1992      1993                  1994
EARNINGS:                                          ----      ----      ----      ----      ----                  ----
                                                           (Dollar amounts in millions)
Income before extraordinary item
  and the cumulative effect of
  accounting changes:                             $222.1    $229.9    $248.9    $277.0    $200.9                $ 88.6

Add (deduct):
  Provision for income taxes                        99.7     107.7     113.9     130.8     103.0                  35.1

  Fixed charges, excluding capitalized
    interest                                        87.3     112.2     121.8     133.4     127.3                  60.7

  Capitalized interest amortized during
    the period                                       5.9       6.6       6.7       7.5       7.7                   3.8

  Undistributed earnings of less-than-fifty-
    percent-owned affiliates                       (10.7)    (12.0)     (8.6)    (12.5)     (8.1)                 (7.0)
                                                  ------    ------    ------    ------    ------                ------

    Earnings, as adjusted                         $404.3    $444.4    $482.7    $536.2    $430.8                $181.2
                                                  ======    ======    ======    ======    ======                ======

FIXED CHARGES:

Interest on indebtedness, including
  capital lease obligations                       $ 80.2    $104.5    $112.8    $125.1    $118.6                $ 56.2

Capitalized interest                                25.9      26.6      28.7       4.1       6.3                   3.7

Amortization of debt discount premium and
  expense                                             .8       1.3       2.1        .8        .7                    .4

Portion of rents under operating leases
  representative of the interest factor              6.3       6.4       6.9       7.5       8.0                   4.1
                                                  ------    ------    ------    ------    ------                ------

    Fixed charges                                 $113.2    $138.8    $150.5    $137.5    $133.6                 $64.4
                                                  ======    ======    ======    ======    ======                ======

RATIO OF EARNINGS TO FIXED CHARGES:                  3.6       3.2       3.2       3.9       3.2                   2.8
                                                  ======    ======    ======    ======    ======                ======
